Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

Evotec SE

Hamburg, Germany

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-260920 and 333-272285) of Evotec SE (the Company) of our reports dated April 2, 2026, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 20-F. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

/s/ BDO AG Wirtschaftsprüfungsgesellschaft

Berlin, Germany

April 8, 2026